Exhibit 10.23
Apache Corporation Money Purchase Retirement Plan
Amendment
Apache Corporation (“Apache”) sponsors the Apache Corporation Money Purchase Retirement Plan (the “Plan”). In section 9.4 of the Plan, Apache reserved the right to amend the Plan from time to time. Apache hereby exercises that right by amending the Plan as follows.
1.	Effective as of January 1, 2002, section 6.5(c)(i) is replaced by the following.
(i)	Participants, Spouses, and Alternate Payees. For a Participant, an Alternate Payee who is the Spouse or former Spouse of the Participant, or a surviving Spouse of a deceased Participant, an eligible retirement plan is an individual retirement account or annuity described in Code §408(a) or §408(b), a Roth IRA, an annuity plan described in Code §403(a), an annuity contract described in Code §403(b), an eligible plan under Code §457(b) that is maintained by an eligible employer described in Code §457(e)(1)(A) (which generally includes state and local governments), or the qualified trust of a defined contribution plan described in Code §401(a), that accepts eligible rollover distributions.
2.	Effective as of January 1, 2002, section 11.2 is replaced by the following.
11.2	Determination of Top-Heavy Status.

The Plan shall be considered “top-heavy” for a Plan Year if, as of the last day of the prior Plan Year, the aggregate of the Account balances (as calculated according to the regulations under Code §416) of Key Employees under this Plan (and under all other plans required or permitted to be aggregated with this Plan) exceeds 60% of the aggregate of the Account balances (as calculated according to the regulations under Code §416) in this Plan (and under all other plans required or permitted to be aggregated with this Plan) of all current Employees and all former Employees who had performed services for Apache or an Affiliated Entity within the one-year period ending on the last day of the prior Plan Year. This ratio shall be referred to as the “top-heavy ratio”. For purposes of determining the account balance of any Participant, (a) the balance shall be determined as of the last day of the prior Plan Year, (b) the balance shall also include any distributions to the Participant during the one-year period ending on the last day of the prior Plan Year, and (c) the balance shall also include, for distributions made for a reason other than severance of employment or death or disability, any distributions to the Participant during the five-year period ending on the last day of the prior Plan Year. This shall also apply to distributions under a terminated plan that, if it had not been terminated, would have been required to be included in an aggregation group. The Account balances of a Participant who had once been a Key Employee, but who is not a Key Employee during the Plan Year, shall not be taken into account. The following plans must be aggregated with this Plan for the top-heavy test: (a) a qualified plan maintained by the Company or an Affiliated Entity in which a Key Employee participated during this Plan Year or during the previous four Plan Years and (b) any other qualified plan maintained by the Company or an Affiliated Entity that enables this Plan or any plan described in clause (a) to meet the requirements of Code §401(a)(4) or §410. The following plans may be aggregated with this Plan for the top-heavy test: any qualified plan maintained by the Company or an Affiliated Entity that, in combination with the Plan or any plan required to be aggregated with this Plan when testing this Plan for top-heaviness, would satisfy the requirements of Code §401(a)(4) and §410. If one or more of the plans required or permitted to be aggregated with this Plan is a defined benefit plan, a Participant’s “account balance” shall equal the present value of the Participant’s accrued benefit. If the aggregation group includes more than one defined benefit plan, the same actuarial assumptions shall be used with respect to each such defined benefit plan. The foregoing top-heavy ratio shall be computed in accordance with the provisions of Code §416(g), together with the regulations and rulings thereunder.

3.	Effective as of January 1, 2009, Article XIII is replaced by the following.
ARTICLE XIII
Uniformed Services Employment and Reemployment Rights Act of 1994
13.1	General.
(a)	Scope. The Uniformed Services Employment and Reemployment Rights Act of 1994 (the “USERRA”), which is codified at 38 USCA §§4301-4318, confers certain rights on individuals who leave civilian employment to perform certain services in the Armed Forces, the National Guard, the commissioned corps of the Public Health Service, or in any other category designated by the President of the United States in time of war or emergency (collectively, the “Uniformed Services”). An Employee who joins the Uniformed Services shall be referred to as a “Serviceman” in this Article. This Article shall be interpreted to provide such individuals with all the benefits required by the USERRA but no greater benefits than those required by the USERRA. This Article shall supersede any contrary provisions in the remainder of the Plan.

(b)	Rights of Servicemen. When a Serviceman leaves the Uniformed Services, he may have reemployment rights with the Company or Affiliated Entities, depending on many factors, including the length of his stay in the Uniformed Services and the type of discharge he received. When this Article speaks of the date a Serviceman’s potential USERRA reemployment rights expire, it means the date on which the Serviceman fails to qualify for reemployment rights (if, for example, he is dishonorably discharged, or, in general, remains in the Uniformed Services for more than 5 years) or, if the Serviceman obtains reemployment rights, the date his reemployment rights lapse because the Serviceman failed to timely exercise those rights.
13.2	While a Serviceman.

In general, a Serviceman shall be treated as an Employee while he continues to receive wages or Differential Pay from the Company or an Affiliated Entity, and once the Serviceman’s wages and Differential Pay from the Company or Affiliated Entity cease, the Serviceman shall be treated as if he were on an approved, unpaid leave of absence. For purposes of this Article, “Differential Pay” means the pay received by a Serviceman from Apache and Affiliated Entities, pursuant to their military leave policies, that is generally equal to the difference between his pay from the Armed Forces and his regular pay from Apache and Affiliated Entities before his military leave began. Differential Pay must also come within the meaning of “differential wage payment” in Code §3401(h)(2). The definition of “Compensation” in Article I shall include Differential Pay for all purposes.
(a)	Company Contributions. Wages and Differential Pay paid by the Company to a Serviceman shall be included in his Compensation as if the Serviceman were an Employee. If the Employee was a Covered Employee when he became a Serviceman and his wages or Differential Pay continue through the last business day of a Plan Year, then (i) the Serviceman shall be treated as an “eligible Participant” under subsection 3.1(a) for that Plan Year (and shall therefore receive an allocation of Company Mandatory Contributions); and (ii) he shall be treated as an Employee under subsection 11.4(a) (and, if he is a Non-Key Employee, he shall therefore receive any minimum required allocation if the Plan is top-heavy).

(b)	Investments. If the Serviceman has an account balance in the Plan, he is an Account Owner and may therefore direct the investment of his Accounts pursuant to section 8.3.

(c)	Distributions and Withdrawals. For purposes of Article VI (relating to distributions and in-service withdrawals), the Serviceman shall be treated as an Employee until the day on which his potential USERRA reemployment rights expire. See section 15.3 once his potential USERRA rights expire.

(d)	QDROs. QDROs shall be processed while the Participant is a Serviceman. The Committee has the discretion to establish special procedures under subsection 12.9(e) for Servicemen, by, for example, extending the usual deadlines to accommodate any practical difficulties encountered by the Serviceman that are attributable to his service in the Uniformed Services.

(e)	Death or Disability. If a Serviceman dies or becomes disabled while he is a Serviceman, his Account shall be fully vested. In addition, the Serviceman will be treated as if he had returned to active employment and then died or became disabled, with the result that he will receive the make-up contributions under subsections 13.4(c) and 13.4(d).
13.3	Expiration of USERRA Reemployment Rights.
(a)	Consequences. If a Serviceman is not reemployed before his potential USERRA reemployment rights expire, the Committee shall determine his Termination From Service Date by treating his service in the Uniformed Services as an approved leave of absence but treating the expiration of his potential USERRA reemployment rights as the failure to timely return from his leave of absence, with the consequence that his Termination From Service Date will generally be the date his potential USERRA rights expired. Once his Termination From Service Date has been determined, the Committee shall determine his vested percentage. For purposes of Article VI (relating to distributions), the day the Serviceman’s potential USERRA reemployment rights expired shall be treated as the day of his Termination from Service. For purposes of subsection 5.2(c) (relating to the timing of forfeitures), the Serviceman’s last day of employment shall be the day his potential USERRA reemployment rights expired.

(b)	Rehire after Expiration of Reemployment Rights. If the Company or an Affiliated Company hires a former Serviceman after his potential USERRA reemployment rights have expired, he shall be treated like any other former employee who is rehired.
13.4	Return From Uniformed Service.

This section applies solely to a Serviceman who returns to employment with the Company or an Affiliated Entity because he exercised his reemployment rights under the USERRA.
(a)	Credit for Service. A Serviceman’s length of time in the Uniformed Services shall be treated as service with the Company for purposes of vesting and determining his eligibility to participate in the Plan upon reemployment.

(b)	Participation. If the Serviceman satisfies the eligibility requirements of section 2.1 before his reemployment, and he is a Covered Employee upon his reemployment, he may participate in the Plan immediately upon his return.

(c)	Make-Up Company Mandatory Contribution. The Company shall contribute an additional contribution to a Serviceman’s Accounts equal to the Company Mandatory Contribution (including any forfeitures treated as Company Mandatory Contributions) that would have been allocated to such Account if the Serviceman had remained employed during his time in the Uniformed Services, and had earned his Deemed Compensation during that time. See subsection (e) for guidance on applying the various limits contained in the Code to the calculation of the additional discretionary contribution.

(d)	Make-Up Miscellaneous Contributions. The Company shall contribute to the Serviceman’s Accounts any top-heavy minimum contribution he would have received pursuant to section 11.4, (including any forfeitures treated as top-heavy minimum contributions) if he had remained employed during his time in the Uniformed Services, and had earned Deemed Compensation during that time. See subsection (e) for guidance on applying the various limits contained in the Code to the calculation of the top-heavy minimum contribution.

(e)	Application of Limitations.
(i)	The make-up contributions under subsections (c) and (d) (the “Make-Up Contributions”) shall be ignored for purposes of determining the Company’s maximum contribution under subsection 3.1(c), the limits on Annual Additions under section 3.4, the non-discrimination requirements of Code §401(a)(4), and (if the Serviceman is a Key Employee) calculating the minimum required top-heavy contribution under section 11.4.

(ii)	In order to determine the maximum Make-Up Contributions, the following limitations shall apply.

(A)	The Serviceman’s “Aggregate Compensation” for each year shall be calculated. His Aggregate Compensation shall be equal to his actual Compensation, plus his Deemed Compensation that would have been paid during that year. Each type of Aggregate Compensation (for benefit purposes, for purposes of determining whether the Serviceman is a Highly Compensated Employee, etc.) shall be determined separately.

(B)	The Serviceman’s Aggregate Compensation each Plan Year shall be limited to the dollar limit in effect for that Plan Year under Code §401(a)(17), for the purposes and in the manner specified in subsection 1.11(f).

(C)	The limits of subsection 3.1(c) (relating to the maximum contribution by the Company to the Plan) for each Plan Year shall be calculated by using the Serviceman’s Aggregate Compensation for that Plan Year, and by treating the Make-Up Contributions that are attributable to that Plan Year’s Deemed Compensation as having been made during that Plan Year.

(D)	The limits of section 3.4 (relating to the maximum Annual Additions to a Participant’s Accounts) shall be calculated for each Limitation Year by using the Serviceman’s Aggregate Compensation for that Limitation Year, and by treating as Annual Additions all the Make-Up Contributions that are attributable to that Limitation Year’s Deemed Compensation.
(f)	Deemed Compensation. A Serviceman’s Deemed Compensation is the Compensation that he would have received (including raises) had he remained employed by the Company or Affiliated Entity during his time in the Uniformed Services, unless it is not reasonably certain what his Compensation would have been, in which case his Deemed Compensation shall be based on his average rate of compensation during the 12 months (or, if shorter, his period of employment with the Company and Affiliated Entities) immediately before he entered the Uniformed Services. A Serviceman’s Deemed Compensation shall be reduced by any Compensation actually paid to him during his time in the Uniformed Services (such as vacation pay, wages, and Differential Pay). Deemed Compensation shall cease when the Serviceman’s potential USERRA reemployment rights expire. Each type of Deemed Compensation (for benefit purposes, for purposes of determining if the Serviceman is a Highly Compensated Employee, etc.) shall be determined separately.
EXECUTED this 29th day of January, 2009.

APACHE CORPORATION
By:	/s/ Margery M. Harris
Title: Vice President — Human Resources